ABS Global Pre-IPO LP

(a limited partnership)

Financial Report

For the period from February 26, 2025 (commencement of operations) to January 20, 2026

Contents

Independent Auditor’s Report	1 - 2
Financial Statements:
Statement of Financial Condition	3
Schedule of Investments	4 - 5
Statement of Operations	6
Statement of Changes in Partners’ Capital	7
Statement of Cash Flows	8
Notes to Financial Statements	9 - 13

Independent Auditor’s Report

General Partner

ABS Global Pre-IPO LP

Opinion

We have audited the financial statements of ABS Global Pre-IPO LP (the Partnership), which comprise the statement of financial condition, including the schedule of investments, as of January 20, 2026, and the related statements of operations, changes in partners’ capital and cash flows for the period from February 26, 2025 (commencement of operations) to January 20, 2026, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Partnership as of January 20, 2026, and the results of its operations, changes in partners’ capital and its cash flows for the period from February 26, 2025 (commencement of operations) to January 20, 2026 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Partnership and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 1, subsequent to January 20, 2026, the Partnership entered into an Agreement and Plan of Reorganization, whereby the Partnership contributed all assets and liabilities in exchange for ownership interests in an acquiring fund and the Partnership was terminated. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

1

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Boston, Massachusetts

May 5, 2026

2

ABS Global Pre-IPO LP
(a limited partnership)

Statement of Financial Condition
January 20, 2026

Assets
Investments in Investment Funds, at fair value (cost: $52,574,414)	$58,819,273
Cash	45,768,729
Other assets	40,761

Total assets	$104,628,763

Liabilities and Partners’ capital

Liabilities
Accrued expenses and other liabilities	$111,764

Total liabilities	111,764

Partners’ capital	104,516,999

Total liabilities and Partners’ capital	$104,628,763

See Notes to Financial Statements.

3

ABS Global Pre-IPO LP
(a limited partnership)

Schedule of Investments
January 20, 2026

Investments - 56.28%	Asset Class	Acquisition Date	Cost	Fair Value	Percentage of Net Assets	Footnotes
Special Purpose Vehicles - 55.63%
Australia - 5.80%
Computer Software - 5.80%
Goanna Capital 25R LLC	Private Equity	7/11/2025	$6,060,000	$6,060,000	5.80%	*, 1, 2, 5, 6

Canada - 1.01%
Automotive Retail - 1.01%
Flight Deck Onshore Fund, L.P.	Hedge Fund	12/19/2025	1,055,000	1,055,000	1.01%	*, 1, 2, 3, 5

Cayman Islands - 2.21%
Other Technology - 2.21%
Loft Holdings Ltd	Other Technology	12/30/2025	2,313,800	2,313,800	2.21%	*, 1, 2, 5

Europe - 3.43%
Commercial Banks, Non-US - 3.43%
Target Global Selected Opportunities, LLC – Series Space	Private Equity	12/29/2025	2,568,783	2,568,783	2.46%	*, 1, 2, 3, 5
The Goldweighers Field LP	Venture Capital	7/28/2025	907,500	1,014,573	0.97%	*, 1, 2, 3, 5
Total Commercial Banks, Non-US			3,476,283	3,583,356
Total Europe			3,476,283	3,583,356

Middle East and North Africa - 0.49%
Semiconductor Equipment - 0.49%
Atreides Special Circumstances Fund, LLC - Series T	Private Equity	8/27/2025	510,000	509,682	0.49%	*, 1, 2, 3, 5

North America - 42.69%
Aerospace/Defense - 2.91%
Altimeter Kilauea Fund I, L.P.	Venture Capital	11/24/2025	2,037,498	2,037,498	1.95%	*, 1, 2, 3, 5
Atreides Special Circumstances Fund, LLC - Series U	Private Equity	10/9/2025	1,002,381	1,002,381	0.96%	*, 1, 2, 3, 5
Total Aerospace/Defense			3,039,879	3,039,879

AI Model - 10.03%
Atreides Special Circumstances Fund, LLC - Series V	Private Equity	12/9/2025	3,513,125	3,513,125	3.36%	*, 1, 2, 3, 5
IPPE Co-Invest (Horizon) DE, L.P.	Private Equity	8/25/2025	3,262,187	3,263,424	3.12%	*, 1, 2, 3, 5
IPPE DE (Velocity), L.P.	Private Equity	9/25/2025	3,713,875	3,713,875	3.55%	*, 1, 2, 3, 5
Total AI Model			10,489,187	10,490,424

Computer Software - 11.64%
Goanna Capital 25E LLC	Private Equity	10/24/2025	3,580,500	3,580,500	3.43%	*, 1, 2, 3, 5
IPPE Co-Invest (Databricks) DE, L.P.	Private Equity	4/30/2025	4,243,031	8,580,839	8.21%	*, 1, 2, 3, 5, 6
Total Computer Software			7,823,531	12,161,339

Diversified Materials - 1.94%
Altimeter Vesuvius Fund I, L.P.	Venture Capital	11/18/2025	2,024,000	2,024,000	1.94%	*, 1, 2, 3, 5

Enterprise Software and Services - 4.84%
Goanna Capital 25Y LLC	Private Equity	9/25/2025	5,062,500	5,062,500	4.84%	*, 1, 2, 3, 5

Medical Information Services - 3.66%
Goanna Capital 25V LLC	Private Equity	11/17/2025	2,032,000	3,831,103	3.66%	*, 1, 2, 3, 5

Semiconductor Equipment - 7.67%
Atreides Special Circumstances Fund, LLC - Series S	Private Equity	8/22/2025	8,013,408	8,013,364	7.67%	*, 1, 2, 3, 5, 6
Total North America			38,484,505	44,622,609
Total Special Purpose Vehicles			51,899,588	58,144,447

4

ABS Global Pre-IPO LP
(a limited partnership)

Schedule of Investments
January 20, 2026

Investments - 56.28%	Asset Class	Acquisition Date	Cost	Fair Value	Percentage of Net Assets	Footnotes
Private Equity Funds - 0.65%
North America - 0.65%
Technology - 0.65%
Altimeter Premier Growth VIII, L.P.	Venture Capital	10/17/2025	$449,826	$449,826	0.43%	*, 1, 2, 4, 5
Goanna Global Tech Leaders LP	Private Equity	7/9/2025	225,000	225,000	0.22%	*, 1, 2, 4, 5
Total Technology			674,826	674,826
Total North America			674,826	674,826
Total Private Equity Funds			674,826	674,826
Total Investments			$52,574,414	$58,819,273
Other assets in excess of liabilities - 43.72% of NAV				45,697,726
Total Net Assets - 100.00% of NAV				$104,516,999

*	Investment is non-income producing.
(1)	Restricted security — issued in private placement, restricted as to resale. Total fair value of restricted investments as of January 20, 2026 amounted to $58,819,273, or 56.28% of net assets.
(2)	Investment valued using net asset value, or its equivalent, as a practical expedient in accordance with ASC 820 and not included in the fair value hierarchy.
(3)	The special purpose vehicle investment is held through Co-Investment Series of ABS Investment Fund LLC, a related party entity. The General Partner of the Partnership serves as Managing Member of ABS Investment Fund LLC.
(4)	Unfunded commitment — as of January 20, 2026, the Fund has unfunded commitments of $550,174 to Altimeter Premier Growth VIII, L.P. and $525,000 to Goanna Global Tech Leaders LP.
(5)	All investments were illiquid as of January 20, 2026. No redemptions were permitted, no redemption notice period was applicable, and no remaining lock-up period existed.
(6)	See Note 2 in the notes to the financial statements for additional available information.

See Notes to Financial Statements.

5

ABS Global Pre-IPO LP
(a limited partnership)

Statement of Operations

Period from February 26, 2025 (commencement of operations) to January 20, 2026

Investment Income (Loss):
Income:
Interest income	$203,155

Total income	203,155

Expenses:
Professional fees and other expenses	180,061

Total expenses	180,061

Net investment income	23,094

Net unrealized gain on investments in Investment Funds:
Net unrealized appreciation on investments in Investment Funds	6,244,859

Net unrealized gain on investments in Investment Funds	6,244,859

Net income	$6,267,953

See Notes to Financial Statements.

6

ABS Global Pre-IPO LP
(a limited partnership)

Statement of Changes in Partners’ Capital

Period from February 26, 2025 (commencement of operations) to January 20, 2026

	General Partner	Limited Partners	Total
Partners’ capital, February 26, 2025 (commencement of operations)	$–	$–	$–
Contributions	–	101,174,046	101,174,046
Withdrawals	–	(2,925,000)	(2,925,000)
Net income	–	6,267,953	6,267,953

Partners’ capital, January 20, 2026	$–	$104,516,999	$104,516,999

See Notes to Financial Statements.

7

ABS Global Pre-IPO LP
(a limited partnership)

Statement of Cash Flows

Period from February 26, 2025 (commencement of operations) to January 20, 2026

Cash Flows From Operating Activities:
Net income	$6,267,953
Adjustments to reconcile net income to net cash used in operating activities:
Net unrealized appreciation on investments in Investment Funds	(6,244,859)
Purchases of investments in Investment Funds	(52,574,414)
Changes in operating assets and liabilities:
Increase in other assets	(40,761)
Increase in accrued expenses and other liabilities	111,764
Net cash used in operating activities	(52,480,317)

Cash Flows From Financing Activities:
Partners’ capital contributions	101,174,046
Partners’ capital withdrawals	(2,925,000)
Net cash provided by financing activities	98,249,046

Net increase in cash and cash equivalents	45,768,729

Cash and cash equivalents, beginning of period	–

Cash and cash equivalents, end of period	$45,768,729

See Notes to Financial Statements.

8

ABS Global Pre-IPO LP
(a limited partnership)

Notes to Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies

ABS Global Pre-IPO LP (the “Partnership”) is a Delaware limited partnership formed to generate long-term capital appreciation through investments primarily in equity securities of late-stage private companies globally. The Partnership is managed by ABS Investment Management LLC (the “General Partner”), a Delaware limited liability company registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940. The General Partner claims relief from registration as a Commodity Pool Operator and a Commodity Trading Advisor with the U.S. Commodity Futures Trading Commission based on the no-action relief available with respect to fund of funds.

The Partnership has not registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended, and was offering limited partnership interests only to accredited investors who qualify as eligible investors under Regulation D of the Securities Act of 1933. The Partnership was offered exclusively to U.S. Persons.

Pursuant to the Agreement and Plan of Reorganization dated January 20, 2026, the General Partner authorized the reorganization and dissolution of the Partnership. The Partnership contributed all of its assets to the Acquiring Fund (The Pre-IPO and Growth Fund), a closed-end management investment company registered under the Investment Company Act of 1940 operating as an interval fund, and the Acquiring Fund assumed all of the Partnership’s liabilities, at their respective fair values as of the close of business on January 20, 2026, in exchange for Class F and Class S shares of the Acquiring Fund. Each Partner received Acquiring Fund shares with an aggregate net asset value equal to the value of such Partner’s interest in the Partnership immediately prior to the liquidating distribution. The Partnership then distributed those Acquiring Fund shares to its limited partners on a pro rata basis in accordance with their respective partnership interests. Following this liquidating distribution, the Partnership was terminated.

Prior to the liquidation, under normal circumstances, the Partnership’s investment strategy permitted investment of up to 90% of its assets into equity positions of late-stage private companies, which, while generally mature and scaled businesses, continued to demonstrate rapid growth and significant potential valuation upside. The Partnership would also invest directly or through private funds, co-investments in special purpose vehicles, and private investment in public equity transactions.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are presented in U.S. dollars. The Partnership is an investment company and applies the accounting and reporting guidance issued by the Financial Accounting Standards Board (“FASB”) in Accounting Standards Codification (“ASC”) 946, Financial Services — Investment Companies.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash equivalents are defined as highly liquid investments with original maturities of three months or less at the date of acquisition. Cash equivalents consist of highly liquid money market funds, which are classified as Level 1 investments in the fair value hierarchy. As of January 20, 2026, the Partnership held $45,768,729 in cash and no cash equivalents.

The Partnership maintained the cash in bank deposit accounts which, at times, might have exceeded federally insured limits. The Partnership had not experienced any losses on these accounts and did not believe that it was exposed to any significant credit risk.

9

ABS Global Pre-IPO LP
(a limited partnership)

Notes to Financial Statements

Note 1.	Organization and Summary of Significant Accounting Policies (Continued) Income taxes

No provision was made in the accompanying financial statements for liabilities for federal, state or local income taxes since such liabilities are the responsibility of the individual Partners.

The FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are “more likely than not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current period. For the period from February 26, 2025 (commencement of operations) to January 20, 2026, management has evaluated the open tax period (current period and prior three years) and has concluded that there are no material uncertain income tax positions requiring recognition, measurement or disclosure in the financial statements. The Partnership files income tax returns in U.S. federal jurisdictions and various states.

Investments in Investment Funds

The Partnership utilized the practical expedient whereby fair value has been determined based on the Partnership’s proportionate share of the underlying fair value of the net assets of the Investment Funds as reported by them or their delegates. Based on guidance provided by FASB, investments for which fair value is measured using the net asset value practical expedient are not required to be categorized in the following fair value hierarchy:

●	Level 1 – quoted prices in active markets for identical investments
●	Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)
●	Level 3 – other significant unobservable inputs (including the Partnership’s own assumptions in determining the fair value of investments)

The difference between cost and fair value of the investments in Investment Funds, as determined by the General Partner, was reflected as unrealized appreciation (depreciation) on investments in Investment Funds and any change in that amount from the prior period was reflected as net unrealized appreciation on investments in Investment Funds on the statement of operations. It includes the Partnership’s share of interest and dividend income and expense, realized and unrealized gains and losses on security transactions and ordinary income and expenses. Proceeds received from investments in Investment Funds above or below the apportioned cost basis results in a realized gain or loss, respectively.

Amounts shown as expenses in the Statement of Operations include only those expenses charged directly to the Partnership and do not reflect management fee, advisory fees, brokerage commissions, and other fees and expenses incurred by the Investment Funds in which the Partnership was invested. These amounts were included in net unrealized appreciation on investments in Investment Funds in the Statement of Operations.

10

ABS Global Pre-IPO LP
(a limited partnership)

Notes to Financial Statements

Note 2.	Investments in Investment Funds

At January 20, 2026, the Partnership owned interests in one related party entity, ABS Investment Fund LLC (held across 16 Co-Investment Series), and three third-party investment funds. The terms and conditions of the investments, including provisions for additional subscriptions and redemptions, are subject to the terms of the Investment Funds’ subscription agreements and the respective Investment Funds’ limited partnership agreements, private placement memoranda and other governing agreements of such entities.

Net unrealized appreciation on investments in Investment Funds is net of the Partnership’s proportionate share of fees and expenses incurred or charged by the Investment Funds. During the period ended January 20, 2026, the Partnership did not incur any management fees and incentive fees.

The Partnership’s investments in the Investment Funds are subject to the market and credit risk of those financial instruments held or sold short by the Investment Funds. Due to the limited liability of the Partnership’s investments in the Investment Funds, the Partnership’s risk of loss related to any one Investment Fund is limited to its investment in such Investment Fund.

Due to the limited liquidity of certain Investment Funds, the values ascribed by certain investment managers may differ from the values that may be realized upon liquidation of such investments and the differences may be material. As of January 20, 2026, the Partnership had unfunded commitments of $550,174 to Altimeter Premier Growth VIII, L.P. and $525,000 to Goanna Global Tech Leaders LP, totaling $1,075,174.

As of January 20, 2026, the Partnership, through its investments in SPVs (as denoted by footnote 6 in the Schedule of Investments), held three investments that individually represented greater than 5% of Partners’ capital: common stock of Databricks, Inc., a data analytics and artificial intelligence software company headquartered in San Francisco, California, USA; preferred stock of Cerebras Systems Inc., an artificial intelligence semiconductor company headquartered in Sunnyvale, California, USA; and common stock of Canva, Inc., a visual communications and design software company headquartered in Sydney, Australia. The cost and fair value of these investments approximate the amounts presented in the Schedule of Investments.

Note 3.	Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions. The Partnership was managed by the General Partner, a Delaware limited liability company, therefore, all transactions with the General Partner qualify as related-party transactions. The General Partner also served as the Managing Member for ABS Investment Fund LLC, in which the Partnership invested a total of $52,084,447 across Co-Investment Series A2, B2, C2, D2, E2, F2, G2, H2, I2, J2, K2, L2, M2, N2, O2 and P2 as of January 20, 2026. Each Co-Investment Series of ABS Investment Fund LLC serves solely as a pass-through holding vehicle for a single underlying special purpose vehicle and has no assets, liabilities, income or expenses at the Co-Investment Series level. Accordingly, the NAV of each Co-Investment Series is equal to the NAV of its underlying special purpose vehicle as reported by the special purpose vehicle, which in turn is fully reflected in the carrying value of the Partnership’s investment. There were no fees charged at the ABS Investment Fund LLC level for the period ended January 20, 2026 as all fees were charged at the Partnership level.

No management fees or incentive fees were charged by the Partnership.

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ABS Global Pre-IPO LP
(a limited partnership)

Notes to Financial Statements

Note 3.	Related Party Transactions (Continued)

The General Partner should have the right to not charge all or part of the management fee and the incentive allocation with respect to one or more Limited Partners from time to time at its sole discretion without notice to or the consent of the other Limited Partners.

As of January 20, 2026, the General Partner had no capital balance in the Partnership.

Note 4.	Capital Contributions

Prior to the liquidation, the minimum initial contribution from new Limited Partners in the Partnership was $25,000. Existing Limited Partners could make additional contributions in amounts of at least $10,000. The General Partner, in its sole discretion, could waive these minimum investment requirements for any investor and could accept contributions at other times and in lesser amounts.

Note 5.	Capital Withdrawals

Prior to the liquidation, Limited Partners could request withdrawals from their capital accounts as of the end of any calendar quarter upon providing 60 days’ prior written notice to the General Partner. Each Limited Partner’s capital contribution was subject to a 24-month lock-up period before being eligible for withdrawal. The General Partner could, in its sole discretion, waive the lock-up period. Withdrawals could be paid in cash, in-kind, or a combination thereof.

Note 6.	Indemnifications

Prior to the liquidation, in the normal course of business, the Partnership entered into contracts that contained a variety of representations and warranties that provided indemnifications under certain circumstances. The Partnership’s maximum exposure under these arrangements was unknown, as this would have involved future claims that may have been made against the Partnership that had not yet occurred. The Partnership expected the risk of future obligation under these indemnifications to be remote.

Note 7.	Financial Highlights

The information presented below represents the financial highlights applicable to the Limited Partners class of the Partnership taken as a whole (the non-managing Partners):

Operating Performance:

Total return	18.32%

Supplemental Data:

Ratio to Limited Partners’ average partners’ capital:

Total expenses	0.57%

Net investment income	0.07%
12

ABS Global Pre-IPO LP
(a limited partnership)

Notes to Financial Statements

Note 7.	Financial Highlights (Continued)

The total return and ratios shown above are calculated for the Limited Partners’ class taken as a whole for the period from February 26, 2025 (commencement of operations) to January 20, 2026. An individual investor’s return and ratios may vary from these return and ratios based on different management fee and incentive fee arrangements and the timing of capital contributions and withdrawals. The Limited Partners class include principals and employees of the General Partner or their family members for whom management fee and incentive fee have not been charged. The above returns and ratios were annualized.

Note 8.	Subsequent Events

As disclosed in Note 1, subsequent to January 20, 2026 all assets and liabilities of the Partnership, including any unfunded commitments, were transferred to The Pre-IPO and Growth Fund. However, effective March 31, 2026, the investments in Altimeter Vesuvius Fund I, L.P., Altimeter Kilauea Fund I L.P., and Altimeter Premier Growth VIII, L.P. were sold at cost, eliminating any future rights or obligations to or from these entities.

The Partnership has reviewed subsequent events for potential recognition and/or disclosure through May 5, 2026, the date the financial statements were available to be issued.

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